UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Rubicon Technology, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RUBICON TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2014

As a stockholder of RUBICON TECHNOLOGY, INC., a Delaware corporation (the “Company”), you are cordially invited to be present, either in person or by proxy, at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois 60018 at 8:00 a.m. local time, on June 25, 2014, for the following purposes:

1. To elect Raja M. Parvez and Raymond J. Spencer as directors, each for a three-year term;

2. To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

3. To approve, on an advisory non-binding basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, as set forth in the accompanying proxy statement; and

4. To transact such other business as may properly come before the meeting or any continuation or adjournment thereof.

Only stockholders of record at the close of business on April 29, 2014 will be entitled to vote at the Annual Meeting and any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders via the Internet. These rules allow us to provide to you the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting. On or about May 15, 2014, we will mail to our stockholders a notice containing instructions on how to access the proxy materials and vote on the matters described above. In addition, the notice will include instructions on how you can request a paper copy of the proxy materials.

We hope that you can attend the Annual Meeting. Whether you attend the Annual Meeting or not, your vote is important, and we encourage you to vote your shares promptly. We are pleased to offer multiple options for voting your shares. You may vote your shares via the Internet or by telephone, mail or written ballot at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

WILLIAM F. WEISSMAN

SECRETARY

Bensenville, Illinois

April 30, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders To Be Held on June 25, 2014.

This Proxy Statement and the 2013 Annual Report are available at:

www.proxyvote.com

i

RUBICON TECHNOLOGY, INC.

900 EAST GREEN STREET

BENSENVILLE, ILLINOIS 60106

Corporate Internet Site: www.rubicontechnology.com

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 25, 2014

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Why did I receive these proxy materials?

We are providing this meeting notice, proxy statement and proxy card (the “Proxy Materials”), or a notice regarding the Internet availability of such Proxy Materials (the “Notice of Internet Availability of Proxy Materials”), in connection with the solicitation by the Board of Directors of Rubicon Technology, Inc., a Delaware corporation (“Rubicon,” the “Company,” “we,” “us,” or “our”), of proxies to be voted at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”). The proxies also may be voted at any continuations, adjournments or postponements of the Annual Meeting. This proxy statement contains information you may use when deciding how to vote in connection with the Annual Meeting. We are first sending the Proxy Materials (or Notice of Internet Availability of Proxy Materials) to stockholders on or about May 15, 2014.

2. When and where is the Annual Meeting, and who may attend?

The Annual Meeting will be held on June 25, 2014 at 8:00 a.m. local time, at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois 60018. Stockholders who are entitled to vote and our invited guests may attend the Annual Meeting.

3. What do I need to attend the Annual Meeting?

Stockholders of Record. If you are a “Stockholder of Record” and plan to attend the Annual Meeting, please bring photo identification.

Beneficial Owners. If you are a “Beneficial Owner” and you plan to attend the Annual Meeting, you must present proof of your ownership of Rubicon shares as of April 29, 2014, such as a bank or brokerage account statement or a letter from the bank, broker or other nominee indicating that you are the beneficial owner of the shares, as well as photo identification. If you wish to vote at the Annual Meeting, you must also obtain a signed proxy from your bank, broker or other nominee who holds the shares on your behalf in order to cast your vote.

The answer to Question 11 describes the difference between Stockholders of Record and Beneficial Owners.

4. What proposals are being presented for stockholder vote at the Annual Meeting?

There are three proposals from Rubicon to be considered and voted on at the Annual Meeting:

1.	Proposal 1: To elect Raja M. Parvez and Raymond J. Spencer as directors, each for a three-year term (see page 6).

2.	Proposal 2: To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (see page 30).

3.	Proposal 3: To approve, on an advisory non-binding basis, the compensation of the Company’s Named Executive Officers, as described in “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure (see page 31).

5. How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares (1) “FOR” the election of Raja M. Parvez and Raymond J. Spencer, (2) “FOR” the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 and (3) “FOR” the resolution approving the compensation of the Company’s Named Executive Officers, as described in “Compensation Discussion and Analysis” and the related tabular and narrative disclosure.

6. Are there any other matters to be acted upon at the Annual Meeting?

We do not know of any other matter to be presented or acted upon at the Annual Meeting. If any matters not set forth in the meeting notice included in the Proxy Materials are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote thereon in accordance with their best judgment.

7. Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of our common stock, par value $0.001 per share, as of the close of business on the record date, April 29, 2014. Each share of common stock is entitled to one vote and there is no cumulative voting. As of April 29, 2014 we had 26,156,757 shares of common stock outstanding. Both Delaware law and our bylaws require our Board of Directors to establish a record date in order to determine who is entitled to receive notice of the Annual Meeting, and to attend and vote at the Annual Meeting and any continuations, adjournments or postponements thereof.

8. How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, holders of a majority of our outstanding shares of common stock as of the close of business on April 29, 2014 must be present in person or by proxy. This is referred to as a quorum. As of April 29, 2014, we had 26,156,757 shares of common stock outstanding. Accordingly, the presence of the holders of common stock representing at least 13,078,379 shares will be required to establish a quorum. Your shares are counted as present if you attend the Annual Meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum.

9. What are broker non-votes?

Your broker or nominee is not permitted to use discretion and vote your shares on non-routine matters, such as the election of directors (Proposal 1) and proposals related to compensation matters (Proposal 3), without instructions. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Votes that are withheld and broker non-votes will not be included in determining the number of votes cast and, therefore, will have no effect on these non-routine matters. Therefore, we urge you to give voting instructions to your broker on “Proposal 1—Election of Directors” and “Proposal 3—Advisory Vote on Executive Compensation.”

10. How many votes are needed to approve the proposals?

Proposal 1: The election of Raja M. Parvez and Raymond J. Spencer as directors requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and broker non-votes will have no effect on the election of directors. Each nominee will be appointed for a three-year term if he receives enough votes.

Proposal 2: The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter will be required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. There are no broker non-votes with respect to the ratification of Grant Thornton LLP’s appointment as independent auditor as it is a routine matter.

Proposal 3: The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter will be required to approve the advisory resolution on executive compensation. Broker non-votes will have no effect on this proposal.

If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the particular matter, they will have the same effect as negative votes or votes against that matter.

If you are a Beneficial Owner, your broker or nominee may not be permitted to exercise voting discretion with respect to non-discretionary matters such as “Proposal 1—Election of Directors” and “Proposal 3—Advisory Vote on Executive Compensation.” Thus, if you do not give your broker or nominee specific instructions with respect to these non-discretionary matters, your shares will not be voted on such matters and will not be counted as shares entitled to vote on such matters. Therefore, we urge you to give voting instructions to your broker on the election of directors and the advisory vote on executive compensation. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. As broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

The answer to Question 11 describes the difference between Stockholders of Record and Beneficial Owners.

11. What is the difference between holding shares as a Stockholder of Record and as a Beneficial Owner?

If your shares are registered in your name on the books and records of our transfer agent, you are a “Stockholder of Record.” Rubicon sent the Proxy Materials (or Notice of Internet Availability of Proxy Materials) directly to you.

If your shares are held for you in the name of your broker or bank, your shares are held in “Street Name” and you are considered the “Beneficial Owner.” The Proxy Materials have been forwarded to you by your broker, bank or other holder of record, who is considered, with respect to those shares, the Stockholder of Record. As the Beneficial Owner, you have the right to direct your broker, bank or other Stockholder of Record on how to vote your shares by using the voting instruction card included in the mailing. The answer to Question 15 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares without instructions from you. The answer to Question 3 describes how Beneficial Owners may attend the Annual Meeting.

12. How do I vote?

Stockholders of Record. If you are a Stockholder of Record and you received a printed copy of the Proxy Materials by mail, you may vote in person at the Annual Meeting or by one of the following methods:

•	By Mail. Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number set forth on the proxy card (1-800-690-6903) and follow the recorded instructions; or

•	By Internet. Access the secure Internet website registration page identified on the proxy card, and follow the instructions.

Please refer to the specific instructions set forth on the proxy card you received.

If you are a Stockholder of Record and you received a Notice of Internet Availability of Proxy Materials, you may vote in person at the Annual Meeting, by accessing the secure Internet website registration page identified on the Notice of Internet Availability of Proxy Materials and following the instructions, or by mail or telephone if you request a printed copy of the Proxy Materials by calling the toll-free telephone number set forth on the Notice of Internet Availability of Proxy Materials (1-800-579-1639). Please refer to the specific instructions set forth in the Notice of Internet Availability of Proxy Materials you received.

Please note that the Internet and telephone voting facilities for Stockholders of Record will close at 11:59 p.m. Eastern Time on June 24, 2014. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions.

Beneficial Owners. If your shares are held by a bank, broker or other nominee, you should have received instructions on how to vote or instruct the broker to vote your shares from your bank, broker or other nominee. Please follow their instructions carefully. If you give the broker voting instructions, your shares will be voted as you direct. Please note that banks, brokers and other nominees may not vote your shares on the election of directors or the advisory vote on executive compensation in the absence of your specific instructions as to how to vote. Please provide your voting instructions so your vote can be counted. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee. Please consult the voting instruction card provided to you by your broker, bank or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

13. What can I do if I change my mind after I vote my shares?

If you are a Stockholder of Record, you can revoke your proxy before it is counted by (1) sending written notice of revocation that is later dated than the date of your proxy to our Secretary at 900 East Green Street, Bensenville, Illinois 60106, (2) timely delivering a valid, later-dated proxy that we receive no later than the conclusion of voting at the Annual Meeting or (3) voting in person at the Annual Meeting.

If you are a Beneficial Owner of shares, you may submit new voting instructions by contacting your bank, broker or other Stockholder of Record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to Question 12.

14. What if I do not specify a choice for a matter when returning a proxy?

Proxies that are signed and returned but do not contain voting instructions will be voted (1) “FOR” the election of Raja M. Parvez and Raymond J. Spencer, each to a three-year term, (2) “FOR” the ratification of Grant Thornton LLP as our independent registered accounting firm for the fiscal year ending December 31, 2014 and (3) “FOR” the resolution approving, on an advisory, non-binding basis, the compensation of the Company’s Named Executive Officers. If you are a Beneficial Owner, see Question 15 below.

If necessary, and unless the shares represented by the proxy are voted in a manner contrary to the manner described in the preceding paragraph, the persons named in the proxy may also vote in favor of a proposal to recess the Annual Meeting and to reconvene it on a subsequent date or dates, without further notice, in order to solicit and obtain sufficient votes to approve or disapprove any matters being considered at the Annual Meeting.

15. Will my shares be voted if I do not provide my proxy or instruction form?

If you are a Stockholder of Record and do not provide a proxy, you must attend the Annual Meeting in order to vote. If you are a Beneficial Owner and hold shares through an account with a bank or broker, your shares may be voted on certain matters if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. The ratification of the selection of independent auditors is considered a routine matter. The election of directors and the advisory vote on executive compensation are not considered routine matters. When a proposal is not routine and the brokerage firm has not received voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. We urge you to give voting instructions to your broker on “Proposal 1—Election of Directors” and “Proposal 3—Advisory Vote on Executive Compensation.”

16. What does it mean if I receive more than one proxy card?

If you received multiple proxy cards, it means that you hold your shares in different ways (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. You should complete, sign, date and return your proxy card(s), as described in each proxy card you received.

17. Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone at no additional compensation. We will also ask Stockholders of Record who are brokerage firms, custodians and fiduciaries to forward the Proxy Materials to the Beneficial Owners of such shares and upon request we will reimburse such Stockholders of Record for the customary costs of forwarding the Proxy Materials.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors, who are divided into three classes with staggered terms. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors. The terms of Raja M. Parvez and Raymond J. Spencer as directors of the Company will expire at this Annual Meeting. Following the recommendation of the Nominating and Governance Committee, the Board of Directors recommends the re-election of Messrs. Parvez and Spencer, each for a three-year term.

Although the nominees have indicated their willingness to serve if elected, if at the time of the Annual Meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person as the Board of Directors may designate.

All of our directors bring to our Board of Directors a wealth of executive leadership experience derived from their service as corporate executives as well as service as directors on other boards. When evaluating director candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include (a) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the Securities and Exchange Commission (the “SEC”)), and local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Committee also considers geographical, cultural, experiential and other forms of diversity when evaluating director candidates. In addition, the Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. Information about the nominees for election as directors and about our other directors whose terms of office do not expire this year, including their business experience for the past five years, appears below.

NOMINEES FOR ELECTION TO A THREE-YEAR TERM

Our Board of Directors recommends that you vote “FOR” the election of these directors, each to a three-year term.

Raja M. Parvez, 56, has served as our President and Chief Executive Officer since January 2006 and as a member of our Board of Directors since August 2006. Prior to joining us, Mr. Parvez served as chief operating officer and chief manufacturing officer at CyOptics, Inc., a leading optical chip and component supplier to the data communications and telecommunications markets from July 2001 through December 2005. From July 2000 to July 2001, Mr. Parvez was president and chief manufacturing officer at Optigain, Inc., a subsidiary of FiTel Technologies, a designer and manufacturer of amplifiers for communications systems. From 1984 to 2000, he was at Lucent Technologies, where he served as a distinguished member of the technical staff. His focus was on operational excellence for Lucent’s Optoelectronics products, including indium phosphide and lithium niobate components. Mr. Parvez holds a BS in mechanical engineering from the University of Peshawar, an MS in industrial engineering and an MS in management, each from the Polytechnic Institute of New York University. Mr. Parvez’s qualifications to sit on our Board of Directors include his thirty years of experience in the opto-electronics and materials science industries, including his almost eight years of experience as our President and Chief Executive Officer.

Raymond J. Spencer, 63, joined us in January 2008 as a member of our Board of Directors and also serves on our Compensation, Audit, and Nominating and Governance Committees. Since January 2011, Mr. Spencer has been the chairman of the South Australian Economic Development Board. From February 2007 to December 2009, Mr. Spencer served as chief executive officer of the Financial Services Strategic Business Unit of Capgemini SA, a provider of consulting, technology and outsourcing services. From February 1989 to February 2007, Mr. Spencer served as chairman and chief executive officer of Kanbay International, Inc., an information technology services firm. From 1970 to 1989, Mr. Spencer was employed by the Institute of Cultural Affairs

(ICA), a not-for-profit development organization. At ICA, Mr. Spencer was the country head for India from 1970 to 1976 and was later involved in worldwide fundraising, government relations and investment operations. Mr. Spencer attended the Adelaide University School of Law. Mr. Spencer’s qualifications to sit on our Board of Directors include his global perspective and knowledge gained through experience in founding several successful businesses and as a chief executive officer of a publicly traded global information technology firm.

DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR

Continuing Director for Term Ending Upon the 2015 Annual Meeting of Stockholders

Michael E. Mikolajczyk, 62, served as a member of our Board of Directors from June 2001 until May 2002 and rejoined our Board of Directors in March 2004. Mr. Mikolajczyk also serves as a member of our Audit and Compensation Committees. Since September 2003, Mr. Mikolajczyk has served as managing director of Catalyst Capital Management, LLC, a private equity firm. From 2001 through 2003, Mr. Mikolajczyk worked as an independent consultant providing business and financial advisory services to early stage and mid-cap companies. Mr. Mikolajczyk also served as vice chairman of Diamond Management & Technology Consultants, Inc., a management and technology consulting firm, from 2000 to 2001, president from 1998 to 2000 and chief financial officer from 1994 to 1998. Mr. Mikolajczyk served as chief financial officer of Technology Solutions Company, a business solutions provider, from 1993 to 1994. Mr. Mikolajczyk served as a director of Diamond Management & Technology Consultants, Inc. from 1994 to 2010 and served as director of Kanbay International, Inc. from 2004 to 2007. Mr. Mikolajczyk is a CPA in the State of Michigan and holds a BS in business from Wayne State University and an MBA from Harvard Business School. Mr. Mikolajczyk’s qualifications to sit on our Board of Directors include his experience as an operating executive and his years of experience of providing business and financial advisory services. Mr. Mikolajczyk is a financial expert with extensive experience in corporate governance.

Continuing Directors for Term Ending Upon the 2016 Annual Meeting of Stockholders

Don N. Aquilano, 47, has served as a member of our Board of Directors since May 2002 and as the chairman of our Board of Directors since May 2005. He currently serves as a member of our Audit and Nominating and Governance Committees. Since 2000, Mr. Aquilano has served as managing director and president of Gazelle TechVentures, a venture capital fund. Also, since 2004, Mr. Aquilano has served as managing partner of Blue Chip Venture Capital, a venture capital fund, and since 2010 as general partner of Allos Ventures, a venture capital fund. Mr. Aquilano holds a BS from the University of Arizona and an MBA from Harvard Business School. We believe that Mr. Aquilano is qualified to serve on our Board of Directors based on his extensive experience in managing venture funds, which has resulted in financial expertise and knowledge of good governance practices. As chairman, Mr. Aquilano has been actively involved with the Company’s operations and the markets we serve for many years.

Donald R. Caldwell, 67, joined us in February 2001 as a member of our Board of Directors. He currently serves on our Compensation and Nominating and Governance Committees. In March 1999, Mr. Caldwell founded Cross Atlantic Capital Partners, Inc., a venture capital fund manager, and he presently serves as its chairman and chief executive officer. Prior to founding Cross Atlantic Capital Partners, Mr. Caldwell was president and chief operating officer and a director of Safeguard Scientifics, Inc., a holding company which provides management resources and capital, from 1996 to 1999. In addition, from 1994 to 2010, Mr. Caldwell served as a director of Diamond Management & Technology Consultants, Inc., a management and technology consulting firm, and he also serves as a director of Quaker Chemical Corporation, a provider of process chemicals and chemical specialties, Haverford Trust Company, a provider of wealth advisory and investment management services, Voxware, Inc., a supplier of voice driven solutions, InsPro Technologies Corporation (formerly Health Benefits Direct Corporation), a leader in enterprise insurance policy administration systems supporting group, individual life, health, annuity and hybrid products. Amber Road (formerly Management Dynamics, Inc.), a provider of global trade management solutions for importers, exporters and logistic service providers, Rootstock Software, a provider of enterprise software solutions for discrete manufacturers, Sagence Group, Inc., a management advisory firm dedicated to helping clients maximize data assets, Stoneridge Investment Partners, LLC, a money management firm, and Lightning Gaming, Inc., a developer and marketer of automated poker tables and slot machines. Mr. Caldwell was a CPA in the State of New York and holds a BS in accounting from Babson College and an MBA from the Harvard Business School. We believe that Mr. Caldwell is qualified to serve on our Board of Directors because of his extensive experience in corporate strategy development and financial expertise acquired through over 40 years of business experience.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board of Directors determined that Messrs. Aquilano, Caldwell, Mikolajczyk and Spencer, representing four of our five directors, are “independent directors” as defined under the rules of the NASDAQ Global Market, constituting a majority of our Board of Directors as required by the rules of the NASDAQ Global Market.

Board of Directors Leadership Structure

Our Board of Directors is led by an independent Chairman, Mr. Aquilano. Our Chief Executive Officer, Mr. Parvez, is the only member of the Board of Directors who is not an independent director. We believe that this is the most appropriate structure for the Company in light of the differences between the roles of Chairman of the Board of Directors and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman of the Board of Directors provides guidance to the Chief Executive Officer. Furthermore, this structure enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the Board of Directors’ independence from management. We have maintained this leadership structure since our inception.

Board of Directors Oversight of Risk

Our executive management team is responsible for our day-to-day risk management activities. The Board of Directors oversees these risk management activities, delegating its authority in this regard to the standing committees of the Board of Directors. The Audit Committee is responsible for discussing with executive management policies with respect to financial risk and enterprise risk management. The Audit Committee also oversees the Company’s corporate compliance programs. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Governance Committee reviews the Company’s corporate governance principles and their implementation. Each committee regularly reports to the Board of Directors. In addition to each committee’s risk management oversight, the Board of Directors regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

The Board of Directors believes that the each committee’s risk oversight function, together with the efforts of the full Board of Directors and the Chief Executive Officer in this regard, enables the Board of Directors to effectively oversee the Company’s risk management activities.

Committees of the Board of Directors and Meetings

Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Described below are the membership and principal responsibilities of all of the committees of the Board of Directors, as well as the number of meetings held during fiscal year 2013. Each of these committees is composed entirely of non-employee directors who have been determined by our Board of Directors to be independent under the current requirements of the NASDAQ Global Market and the rules and regulations of the SEC. Each committee operates under a charter approved by the Board of Directors setting out the purposes and responsibilities of the committee. All committee charters are available for review on our website, www.rubicontechnology.com. The information contained on our website is not a part of this proxy statement and shall not be deemed incorporated by reference into this proxy statement or any other public filing made by us with the SEC.

The Board of Directors held six meetings during fiscal year 2013. All directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the committees on which he served during 2013. Our non-employee directors meet regularly without our Chief Executive Officer present.

Audit Committee

Don N. Aquilano, Michael E. Mikolajczyk and Raymond J. Spencer serve on our Audit Committee. Mr. Mikolajczyk is the chairman of our Audit Committee. Our Board of Directors has determined that each member of our Audit Committee meets the requirements for financial sophistication and independence for Audit Committee membership under the current requirements of the NASDAQ Global Market and SEC rules and regulations. Our Board of Directors has also determined that Mr. Mikolajczyk is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee’s responsibilities include, but are not limited to:

•	selecting and hiring our independent auditors, and approving the audit and permitted non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, experience, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy, effectiveness and integrity of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the Audit Committee report required by the SEC in our annual proxy statement; and

•	overseeing management with respect to enterprise and financial risk management.

Our Audit Committee held nine meetings during fiscal year 2013.

Compensation Committee

Donald R. Caldwell, Michael E. Mikolajczyk and Raymond J. Spencer serve on the Compensation Committee. Mr. Caldwell is the chairman of our Compensation Committee. The Compensation Committee’s responsibilities include, but are not limited to:

•	reviewing and approving our chief executive officer’s and other executive officers’ annual base salaries and annual bonuses;

•	evaluating and recommending to the Board of Directors incentive compensation plans;

•	overseeing an evaluation of the performance of our executive officers;

•	administering, reviewing and making recommendations with respect to our equity compensation plans;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation; and

•	preparing the Compensation Committee report required by the SEC in our annual proxy statement.

The Compensation Committee engaged the consulting firm of Meridian Compensation Partners, LLC to assist us in analyzing our compensation structure and making suggestions for our future compensation structure. In accordance with the requirements of Regulation S-K, the Company has determined that no conflict of interest has arisen with respect to the work of Meridian as compensation consultants to the Compensation Committee.

Our Compensation Committee held four meetings during fiscal year 2013.

Nominating and Governance Committee

Don N. Aquilano, Donald R. Caldwell and Raymond J. Spencer serve on the Nominating and Governance Committee. Mr. Spencer is the chairman of our Nominating and Governance Committee. The Nominating and Governance Committee’s responsibilities include, but are not limited to:

•	developing and recommending to the Board of Directors criteria for Board of Directors and committee membership;

•	assisting our Board of Directors in identifying prospective director nominees and recommending to the Board of Directors nominees for each annual meeting of stockholders;

•	recommending members for each committee to our Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors; and

•	overseeing the evaluation of the Board of Directors.

Our Nominating and Governance Committee held two meetings during fiscal year 2013.

Code of Ethics

We have adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Ethics is available on our website at www.rubicontechnology.com. We will post any amendments to the Code of Ethics, or any waivers of its requirements, to that website.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or previously served as one of our officers or employees. None of our named executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Policies and Procedures Governing Director Nominations

The Nominating and Governance Committee considers candidates for nomination to the Board of Directors from a number of sources, including recommendations by current members of the Board of Directors and members of management. Current members of the Board of Directors are considered for re-election unless they have notified us that they do not wish to stand for re-election. The Nominating and Governance Committee will also consider director candidates recommended by our stockholders. Stockholders desiring to submit recommendations for director candidates must follow the following procedures:

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The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended candidate to be considered for nomination for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the anniversary date of our most recent annual meeting of stockholders, unless the date of the annual meeting is more than 30 days before or more than 60 days after June 25, 2015, in which case notice must be delivered not earlier than 90 days prior to such annual meeting and not later than the 60 days prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting.

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This recommendation must be in writing and must include the following initial information: (i) the stockholder’s name and address, number of shares owned and proof of ownership; (ii) the name of the candidate; (iii) the candidate’s resumé or a listing of his or her qualifications to be a director of the Company; (iv) all other information regarding the candidate that would be required to be disclosed in a proxy statement filed with the SEC if the candidate were nominated for election to the Board of Directors; and (v) the candidate’s written consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board of Directors. The Nominating and Governance Committee may subsequently request additional information regarding the candidate.

•	Recommendations must be sent by U.S. Mail, courier or expedited delivery service to William F. Weissman, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

In evaluating nominees for director, the Nominating and Governance Committee is guided by, among other things, the objective that the Board of Directors be composed of qualified, dedicated and highly regarded individuals who have experience relevant to our operations and who understand the complexities of our business environment. See “Proposal 1: Election of Directors” on page 6 for a discussion of the evaluation of director candidates. The Nominating and Governance Committee may also consider other factors such as whether the candidate is independent within the meaning of the listing standards of the NASDAQ Global Market and whether the candidate meets any additional requirements for service on the Audit Committee. The Nominating and Governance Committee does not intend to evaluate candidates recommended by stockholders any differently than other candidates.

Interested Party Communications with the Board of Directors

Interested parties, including stockholders, may communicate by mail with all or selected members of the Board of Directors. Correspondence should be addressed to the Board of Directors or any individual director(s) or group or committee of directors either by name or title (for example, “Chairman of the Nominating and Governance Committee” or “All Non-Management Directors”). All correspondence should be sent c/o William F. Weissman, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. All directors attended the 2013 Annual Meeting of Stockholders.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Rubicon’s financial reporting process.

Rubicon’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, and systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Rubicon’s independent auditors, Grant Thornton LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee conducted its oversight activities in accordance with the duties and responsibilities outlined in the Audit Committee charter. These activities included, but were not limited to, the following during the fiscal year ended December 31, 2013:

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Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the earnings press releases for the year ended December 31, 2013. Management has the primary responsibility for such financial statements and press releases.

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Discussed with the independent auditors the matters requiring discussion by the statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

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Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.

In reliance on the committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Rubicon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Michael E. Mikolajczyk, Chairman

Don N. Aquilano

Raymond J. Spencer

DIRECTOR COMPENSATION

Directors who are our employees or employees of our subsidiaries receive no cash remuneration for serving as directors. All non-employee directors receive an annual fee of $70,000, plus $5,500 per year for service on the Audit Committee, $2,750 per year for service on the Compensation Committee, and $3,250 per year for service on the Nominating and Governance Committee. The chairmen of the Audit, Compensation and Nominating and Governance Committees receive, per year, $11,750, $6,000 and $5,000, respectively, in each case in lieu of committee service compensation. No additional payment is made for meeting attendance. Cash fees are paid in quarterly installments. Equity-based fees are paid in either common stock, restricted stock or stock options; in fiscal 2013, fees were paid in cash, common stock and restricted stock (which vests in four equal installments at the end of each calendar quarter) only. In addition, each of our non-employee directors who is not a representative of a principal stockholder of our Company receives a one-time grant of restricted stock upon appointment to the Board of Directors. Each one-time restricted stock award is valued at $100,000, based on the market price of our common stock at the time of the grant, and vests ratably on each of the first three anniversaries of the date of grant. We also have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings or conducting Company business.

The following table sets forth information regarding the aggregate compensation we paid to the members of our Board of Directors for fiscal 2013:

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Total ($)
Don N. Aquilano	$170,627	(6)(7)	$76,865	(2)	$247,492
Raja M. Parvez	—		—		—
Donald R. Caldwell	39,626		39,623	(3)	79,249
Michael E. Mikolajczyk	77,255	(7)	52,241	(4)	129,496
Raymond J. Spencer	76,628	(7)	51,617	(5)	128,245

(1)	Amounts reflect the aggregate grant date fair value of equity awards granted in 2013 in accordance with FASB ASC Topic 718, as discussed in Note 7 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	On January 1, 2013, we granted Mr. Aquilano 6,444 shares of restricted stock, which vested in four equal installments at the end of each quarter of 2013, beginning March 31, 2013. On October 1, 2013 we granted Mr. Aquilano 3,096 common stock shares. As of December 31, 2013, Mr. Aquilano held options with respect to 17,570 shares and 1,611 unvested shares of restricted stock.
(3)	On January 1, 2013, we granted Mr. Caldwell 6,485 shares of restricted stock, which vested in four equal installments at the end of each quarter of 2013, beginning March 31, 2013. As of December 31, 2013, Mr. Caldwell held options with respect to 17,587 shares and 1,621 unvested shares of restricted stock. All stock compensation awarded to Mr. Caldwell is held for the benefit of Cross-Atlantic Technology Fund II and the Co-Investment Fund as credit against the management fees owed by such entities to Cross Atlantic Capital Partners, Inc.
(4)	On January 1, 2013, we granted Mr. Mikolajczyk 6,915 shares of restricted stock, which vested in four equal installments at the end of each quarter of 2013, beginning March 31, 2013. On October 1, 2013 we granted Mr. Mikolajczyk 825 common stock shares. As of December 31, 2013, Mr. Mikolajczyk held options with respect to 19,491 shares and 1,728 unvested shares of restricted stock.
(5)	On January 1, 2013, we granted Mr. Spencer 6,813 shares of restricted stock, which vested in four equal installments at the end of each quarter of 2013, beginning March 31, 2013. On October 1, 2013 we granted Mr. Spencer 825 common stock shares. As of December 31, 2013, Mr. Spencer held options with respect to 16,588 shares and 1,703 unvested shares of restricted stock.
(6)	Includes $110,000 paid to Mr. Aquilano, for his service as chairman of the board.
(7)	Includes $40,000 paid to each of Mr. Aquilano, Mr. Mikolajczyk and Mr. Spencer for their service on a special committee.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of our executive officers. Both of these executive officers served as our “named executive officers” for 2013.

Name	Age	Position
Raja M. Parvez	56	President, Chief Executive Officer and Director
William F. Weissman	55	Chief Financial Officer, Treasurer and Secretary

Raja M. Parvez has served as our president and chief executive officer since January 2006 and as a member of our Board of Directors since August 2006. Prior to joining us, Mr. Parvez served as chief operating officer, chief manufacturing officer and vice president at CyOptics, Inc., a designer, developer and marketer of indium phosphide optical chips and components for access, metro and long-haul communications systems from July 2001 through December 2005. From July 2000 to July 2001, Mr. Parvez was president and vice president of manufacturing at Optigain, Inc. a subsidiary of FiTel Technologies, a designer and manufacturer of amplifiers for communications systems. From 1984 to 2000, he was at Lucent Technologies, where he served as distinguished and consulting member of the technical staff. His focus was on operational excellence for Lucent-Optoelectronics products, including indium phosphide and lithium niobate components. Mr. Parvez holds a BS in mechanical engineering from the University of Peshawar, an MS in industrial engineering and an MS in management, each from Polytechnic University in New York.

William F. Weissman joined us in July 2007 as our chief financial officer, treasurer and secretary. From 1995 to 2007, Mr. Weissman served in various capacities at Kanbay International, Inc., an information technology services firm, including chief financial officer, vice president, executive vice president and secretary. Additionally, Mr. Weissman served as a manager of Kanbay LLC, Kanbay International, Inc.’s immediate predecessor company, from December 1997 to August 2000. Mr. Weissman has also held various finance positions at Lockheed Electronics and Airco BOC. Mr.  Weissman is a certified public accountant and holds a BA in business administration from Seton Hall University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2013 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing stockholder value. Consistent with our pay for performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against annual and long-term performance goals. Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive awards.

Below is a comparison of 2013 and 2012 revenue and earnings, which are key metrics on which the Compensation Committee measures management performance. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2013 financial results.

	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenue (in millions)	$41.5	$67.2
Net income (loss) (in millions)	$(30.4)	$(5.5)
Diluted income (loss) per share	$(1.35)	$(0.25)

Our financial performance is a key factor in the compensation decisions and outcomes for the fiscal year. In 2013 and 2012, executive officers were awarded no bonuses as target levels were not achieved.

We believe that the compensation of our executive officers should facilitate the achievement of short-term corporate goals as well as the performance of long-term business objectives. It is the responsibility of the Compensation Committee of our Board of Directors to administer our compensation practices to ensure that they are competitive and include incentives which are designed to appropriately drive corporate performance. Our Compensation Committee reviews and approves all of our compensation policies, including executive officer salaries, bonuses and equity incentive compensation.

We endeavor to maintain a high level of corporate governance over our executive pay programs. The following policies were in effect during 2012 and remained in effect in 2013:

•	No significant perquisites offered: Our executives participate in broad-based Company-sponsored programs on the same basis as other full-time employees.

•	Separation of Governance Positions: In line with corporate governance best practices, we have separated the roles of Chairman of the Board of Directors and Chief Executive Officer.

•	No SERPs: Our executives participate in the same retirement plan generally available to other full-time employees, and we do not offer supplemental executive retirement programs to our executives.

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Executive ownership guidelines: We have implemented stock ownership guidelines for our executive officers, which are more fully described in “Elements of Our Executive Compensation Programs—Stock Ownership Guidelines” below.

•	No excise tax gross-ups: We do not provide change in control excise tax gross-ups in any of our executive employment agreements or compensation plans.

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Independence of executive compensation consultant: The compensation consultant historically used by the Compensation Committee does not provide any services to management and has no prior relationship with our named executive officers.

Objectives of Our Executive Compensation Programs

Our compensation programs for our named executive officers are designed to achieve the following objectives:

•	attract and retain talented and experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and stockholders, by encouraging executives to increase long-term stockholder value and rewarding executives when stockholder value increases; and

•	motivate our executives to manage our business to meet our short-term and long-term corporate goals and business objectives, and reward them for meeting these objectives.

We use a mix of short-term compensation in the form of base salaries and cash incentive bonuses and long-term compensation in the form of equity incentive compensation to provide a total compensation structure that is designed to encourage our executives to achieve these objectives.

Determining Executive Compensation

The Compensation Committee is responsible for developing, administering and interpreting the compensation program for executive officers and other key employees. Our Compensation Committee was appointed by our Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the committee. The Compensation Committee has the authority to retain consultants and other advisors to assist with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

Historically, our chief executive officer makes recommendations to the Compensation Committee regarding the salaries, bonus arrangements and option grants, if any, for all key employees other than himself. For executive officers whose bonus awards are based partly on individual performance, the chief executive officer’s evaluation of such performance is provided to and reviewed by the Compensation Committee. Based on the foregoing, the Compensation Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in 2013 based on a number of factors, including, but not limited to:

•	the roles and responsibilities of our executives;

•	the individual experience and skills of our executives;

•	the amounts of compensation being paid to our other executives;

•	the performance of the Company against targets pre-established by the Board of Directors;

•	our executives’ historical compensation at our Company; and

•	our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities.

In evaluating the compensation generally paid by similarly situated companies, our Compensation Committee has obtained guidance on appropriate executive compensation practices from executive search firms in the course of recruiting executives for Rubicon. In addition, we have historically taken into account available data relating to the compensation practices of other companies within and outside our industry. The Compensation Committee continued to engage the consulting firm of Meridian Compensation Partners, LLC in 2013 to assist us in analyzing our compensation structure and making suggestions for our future compensation structure. The Compensation Committee does not engage in formal benchmarking of compensation, but rather considers the data provided by our compensation consultant along with the other factors described above in making suggestions for our compensation structure.

Stockholder Say on Pay

At our 2011 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, our executive compensation program with approximately 98% support. Taking into account the favorable outcome of our stockholder advisory approval vote at the 2011 Annual Meeting of Stockholders, we did not make specific changes to our executive compensation program in 2011, 2012, and 2013. (although in 2013, we resumed our practice of granting regular equity awards, as described further below under “Elements of Our Executive Compensation Programs—Equity Incentive Compensation”). We will continue to take into account the result of future stockholder advisory votes when reviewing and monitoring our compensation program and structure.

Also at our 2011 Annual Meeting of Stockholders, our stockholders approved a three-year frequency of stockholder advisory voting to approve our executive compensation with approximately 54% support. In accordance with the voting results, we provide our stockholders with an opportunity to cast an advisory vote on executive compensation every three years. As such, we are providing our stockholders the opportunity to approve our executive compensation at our 2014 Annual Meeting.

Elements of Our Executive Compensation Programs

Our executive compensation primarily consists of base salary, cash incentive and discretionary bonuses, equity-based incentives and benefit programs. We believe it is important that the interests of our executives are aligned with those of our long-term stockholders; therefore, equity incentive compensation constitutes a significant portion of our total executive compensation.

We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above.

Annual cash compensation

Base salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components of our compensation program. The base salary of each executive officer is reviewed annually to determine if it is equitably aligned with our other executive officers and is at a sufficient level to attract and retain top talent. Salaries are adjusted to reflect individual roles and performance and may be increased at other times if a change in the scope of the officer’s responsibilities justifies such consideration or in order to maintain salary equity among executive officers. We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can serve as an effective reward for the executives’ overall performance.

Our executives’ base salaries reflect the initial base salaries that we negotiated with each of them at the time of his or her initial employment and our subsequent adjustments to these amounts. We formally evaluate executive performance on an annual basis, and these evaluations are one of the factors considered in making adjustments to base salaries. The base salaries for our named executive officers were each increased by 3% effective as of January 1, 2013, from $465,088 in 2012 to $479,041 in 2013 for Mr. Parvez, and from $227,136 in 2012 to $233,950 in 2013 for Mr. Weissman, which corresponds to the average increase for all of our employees in 2013. The size of the increase reflects the Compensation Committee’s perception as to the general increase in wages in our industry during the past year, after consideration of the Company’s performance within our industry.

Cash incentive bonuses

The primary objectives of our incentive bonus plan are to provide an incentive for superior work, to motivate our executives toward even higher achievement and business results, to tie our executives’ goals and interests to ours and our stockholders’ and to enable us to attract and retain highly qualified individuals. Under the plan, each executive is entitled to receive a bonus based on our attainment of corporate performance targets set by the Compensation Committee. These targets are typically set in the first four months of the year. The targets under our incentive bonus plan are based on internal financial goals set in connection with our Board of Directors’ consideration and approval of our annual operating plan. These targets are set at levels that we believe can be achieved if our executive officers perform at a high level and if the assumptions underlying our annual operating plan prove correct. For 2013, cash incentive bonus targets were positive net income for the fourth quarter and full year 2013 net loss no greater than $10 million. The Compensation Committee believed these were the most appropriate criteria for a company at our stage of development and considering current and projected market conditions. Targets for cash incentive bonuses were not met and no discretionary cash bonuses were paid to executive officers for fiscal 2013.

Equity incentive compensation

In 2008, our Board of Directors adopted a policy generally to grant equity awards to executives once per year to the extent equity awards are to be granted during such year (except in the case of newly hired executives, as described below). As such, such grants normally will be made at a meeting of the Board of Directors held within a prescribed period following our release of year-end financial results. This period runs from the fourth until the 12th business day following the release. Otherwise, we do not have any program, plan or practice to time stock option grants in coordination with the release of material non-public information. With respect to newly hired executives, our practice is typically to make equity grants at the first meeting of the Board of Directors following such executive’s hire date.

In connection with the beginning of an aggressive two year expansion plan, in December 2009, we granted special stock options to our named executive officers that were performance-based and vested upon the achievement of specified annual revenue and earnings targets. The first level of revenue ($120 million) and earnings ($20 million) targets were achieved for fiscal year ended December 31, 2011, and the related options vested with the close of our fiscal 2011 year. The second level of revenue ($150 million) and earnings ($25 million) targets were not achieved for fiscal year ended December 31, 2012, and the related options did not vest with the close of our fiscal 2012 year. Following this special stock option grant in December 2009, no equity awards were granted to our named executive officers in 2010, 2011, or 2012.

In 2013, we resumed our practice of granting equity awards. On July 1, 2013, Mr. Parvez was awarded stock options with respect to 46,910 shares of common stock, at an exercise price of $7.97 per share, the closing price of the shares on the date prior to the grant date. Mr. Parvez was also issued 31,367 shares of restricted stock on the same date. Also on July 1, 2013, Mr. Weissman was awarded stock options with respect to 23,455 shares of common stock, at an exercise price of $7.97 per share. Mr. Weissman was also issued 15,683 shares of restricted stock on the same date.

Vesting of one third of the options and restricted shares granted to each of Mr. Parvez and Mr. Weissman was subject to the Company achieving a sales goal of a commercial sale of internally produced (both crystal growth and in-house fabrication) patterned sapphire substrates to at least one LED manufacturer or polisher during 2013. If the sales goal target was achieved, the relevant portions of the awards would be subject to the vesting schedule described below; otherwise, the relevant portions of the awards would be forfeited. The 2013 sales goal target was achieved.

Vesting of a second third of the options and restricted shares granted to each of Mr. Parvez and Mr. Weissman was subject to the Company achieving a production cost reduction target of 30% reduction in the cost of the six-inch polished wafer during 2013. If the cost reduction target was achieved, the relevant portions of the awards would be subject to the vesting schedule described below; otherwise, the relevant portions of the awards would be forfeited. The 2013 cost reduction goal was achieved.

Vesting of the final third of the options and restricted shares granted to each of Mr. Parvez and Mr. Weissman was subject to the Company achieving a new customer development goal of procurement of one new customer for qualification for the purchase of six-inch polished wafers by March 31, 2014. If the customer development target was achieved, the relevant portions of the awards would be subject to the vesting schedule described below; otherwise, the relevant portions of the awards would be forfeited. The 2013 customer development goal was achieved.

With respect to each of the sales target, cost reduction and new customer development performance goals, one-third of such executive officer’s stock options and restricted shares for each achieved performance goal will vest on each of June 30, 2014, December 31, 2014 and December 31, 2015, provided that the executive officer remains employed with us through each applicable vesting date.

The Compensation Committee, in consultation with Meridian Compensation Partners, LLC determined the size of the grant and decided that performance-based vesting would be used for the 2013 equity awards to our named executive officers. The sales goals, production cost reduction goals, and new customer development goals chosen as the applicable performance measures that govern the vesting were determined after evaluating which key milestones were most likely to provide the Corporation with a significantly enhanced market position. The Compensation Committee believed these were the most appropriate criteria for a company considering the value of the executive’s efforts and would result in the greatest impact on financial performance once the sapphire market improves.

The 2013 stock options and restricted shares were granted pursuant to our 2007 Stock Incentive Plan, as amended and restated (the “2007 Plan”), which was adopted by our Board of Directors and our stockholders in connection with our initial public offering. The 2007 Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and bonus shares. The 2007 Plan replaced our 2001 Equity Plan effective upon the consummation of our initial public offering. For a further description, please see “—Employee Benefit Plans—2007 Stock Incentive Plan” below.

Stock ownership guidelines

On September 18, 2012, the Compensation Committee approved stock ownership guidelines for executive officers of the Company. Under the stock ownership guidelines, the executive officers are expected to hold common stock with a value equal to a designated multiple of annual base salary. The Chief Executive Officer target share ownership level is a value equal to three times his annual base salary and the Chief Financial Officer and other executive officers target share ownership level is one times their annual base salary. The executive officers are to comply within five years from the date the guidelines become applicable to them. Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright;

•	in-the-money value of vested stock options;

•	unvested restricted stock;

•	restricted stock units; and

•	vested shares in 401(k) plan.

As of December 31, 2013, our executive officers were in compliance with the targeted stock ownership guidelines.

Benefits

All of our executive officers are eligible for benefits offered to employees generally, including life, health, disability and dental insurance and our 401(k) plan. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers. The Compensation Committee, in its discretion, may revise the executive officers’ benefits if it deems it advisable.

Severance and change in control arrangements

Our named executive officers have employment and/or other agreements that provide various benefits triggered by such employment-related actions as termination without cause, resignation with good reason and/or termination without cause following a change in control. Such benefits may include salary continuation, guaranteed bonuses, lump sum severance and/or the acceleration of stock option vesting. See “—Employment and Severance Arrangements” below for a description of the severance and change in control arrangements for our named executive officers. In addition, each of our equity incentive plans provides for a potential acceleration of vesting of outstanding awards in the event that we undergo a change in control, as defined in such plans. See “—Employee Benefit Plans” below for a description of the change in control provisions contained in our equity incentive plans.

In setting the terms of and determining whether to approve these severance and change in control arrangements, our Compensation Committee or Board of Directors, as applicable, recognized that executives often face challenges securing new employment following a termination of their existing employment and that distractions created by uncertain job security may have a detrimental impact on their performance. With the exception of the acceleration of stock option vesting, none of these benefits are triggered by a change in control unless the named executive officer’s employment is terminated without cause following such change in control. The acceleration of stock option vesting upon a change in control occurs only if the option is not assumed, or an equivalent right substituted, by the successor corporation. We believe the acceleration of option vesting under such circumstances is appropriate to preserve the benefit intended to be provided to the executive while avoiding the acceleration of benefits where the executive is enjoying a continuation of the same or comparable benefit following the change in control. The levels of severance benefits were set based on our Board of Directors’ collective experience and insight regarding severance benefits offered to executives at comparable companies.

Effect of accounting and tax treatment on compensation decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. In this regard, we may begin utilizing restricted stock and/or restricted stock units as additional forms of equity compensation incentives in response to changes in the accounting treatment of equity awards under FASB ASC Topic 718 Stock Compensation. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next three most highly compensated executive officers other than our chief financial officer, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We will continue to assess the impact of Section 162(m) on our compensation practices and determine whether to qualify equity and cash awards as performance-based compensation.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of the Board of Rubicon oversees Rubicon’s executive compensation program on behalf of the Board of Directors. In the performance of this function, the Compensation Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement and the Annual Report on Form 10-K. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K.

Compensation Committee

Donald R. Caldwell, Chairperson

Michael E. Mikolajczyk

Raymond J. Spencer

COMPENSATION RISKS

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards equity incentive compensation discourages short-term risk taking;

•	a substantial portion of equity incentive compensation is based on time vesting rather than performance vesting, which discourages short-term risk taking;

•	cash incentive bonus awards are capped by the Compensation Committee and awards for exceeding targets are discretionary.

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

SUMMARY COMPENSATION TABLE

The table below sets forth, for the 2013, 2012, and 2011 calendar years, the compensation earned by our president and chief executive officer and our chief financial officer. Such persons are referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Raja M. Parvez	2013	$479,041	—	$250,000	$265,365	—	—	$994,406
President and Chief	2012	465,088	—	—	—	—	—	465,088
Executive Officer	2011	465,088	—	—	—	122,500	—	587,588

William F. Weissman	2013	$233,950	—	$125,000	$132,678	—	—	$491,628
Chief Financial Officer	2012	227,136	—	—	—	—	—	227,136
	2011	227,136	—	—	—	61,152	—	288,288

(1)	Amounts represent discretionary cash bonuses paid in recognition of Company financial performance that significantly exceeded performance targets. Because Company financial performance did not equal or exceed the performance targets for 2013, no discretionary cash bonuses were paid for 2013.
(2)	Amounts represent the full grant date fair value of the stock option awards and restricted stock awards granted in 2013 (no equity awards were granted in 2012 and 2011), calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock option awards and restricted stock awards, please see Note 7 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

2013 GRANTS OF PLAN-BASED AWARDS

The following table provides information for each of the Company’s named executive officers regarding 2013 plan-based awards, including annual and long-term incentive award opportunities.

Name	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1) ($)	All Other Stock Awards: Number of Shares of Stock (#)	All Option Awards: Number of Securities Underlying Options ($)	Exercise Price of Option Awards ($)/sh	Closing Market Price of Shares Subject to Options on the Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Raja M. Parvez	—	Annual Incentive Award	175,000	—	—	—	—
	July 1, 2013	Restricted Stock	—	31,367	—	—	—	265,365
	July 1, 2013	Stock Options	—	—	46,910	7.97	8.46	250,000

William F. Weissman	—	Annual Incentive Award	93,580	—	—	—	—
	July 1, 2013	Restricted Stock	—	15,683	—	—	—	132,678
	July 1, 2013	Stock Options	—	—	23,455	7.97	8.46	125,000

(1)	Amounts represent the potential annual cash incentive award for each executive officer under our incentive bonus plan if the 2013 targets under the plan were achieved. Actual cash incentive awards earned in fiscal 2013 are reported in the “Summary Compensation Table.” There are no threshold or maximum payouts for our annual cash incentive awards; accordingly, those columns have been omitted in accordance with SEC rules.
(2)	Values for restricted stock awards are based on the closing price of a share of our common stock on the grant date. Values for stock option awards are based on the grant date value calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the restricted stock and stock option awards, please see Note 7 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the “Summary Compensation Table” and the “2013 Grants of Plan-Based Awards” table was paid or awarded, are described above under “—Compensation Discussion and Analysis.” See also “—Employment and Severance Arrangements.”

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The following table sets forth our outstanding equity awards as of December 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Raja M. Parvez	136,942	(1)	—		—	8.45	June 18, 2017
	107,692	(2)	—		—	14.00	November 21, 2017
	225,000	(3)	—		—	4.01	February 27, 2019
	100,000	(4)	—		—	19.21	December 8, 2019
	100,000	(5)	—		—	19.21	December 8, 2019
			46,910	(6)	—	7.97	July 1, 2023
								31,367	(6)	312,102

William F. Weissman	1,514	(7)	—		—	8.45	June 18, 2017
	95,174	(3)	—		—	8.45	August 29, 2017
	75,000	(3)	—		—	4.01	February 27, 2019
	50,000	(4)	—		—	19.21	December 8, 2019
	50,000	(5)	—		—	19.21	December 8, 2019
			23,455	(6)	—	7.97	July 1, 2023
								15,683	(6)	156,046

(1)	One-half of the options were immediately vested upon grant. The remaining options vested at the rate of 25% of the option shares on each of the first four anniversaries of the date of grant. The options expire 10 years from the date of grant.
(2)	One-half of the options vested on November 21, 2007, the consummation of our initial public offering. The remaining options vested at the rate of 25% of the option shares on each of the first four anniversaries of our initial public offering. The options expire 10 years from the date of grant.
(3)	These options vested at the rate of 25% of the total option shares on each of the first four anniversaries of the date of grant. The options expire 10 years from the date of grant.
(4)	One-half of the options vested three years after the date of grant and one-half four years after the date of grant. The options expire 10 years from the date of grant.
(5)	One-half of the options vested upon the achievement of the targeted $120 million in revenue and $20 million in net income in the Company’s audited financial statements for the year ended December 31, 2011. The remaining one-half of the options did not vest as targeted $150 million in revenue and $25 million in net income in the Company’s audited financial statements for the year ended December 31, 2012 were not achieved. The options expire 10 years from the date of grant.
(6)	These options vest if sales target, cost reduction, and new customer development performance goals are met. These goals were met as of December 31, 2013. Therefore, one-third of the options will vest on each of June 30, 2014, December 31, 2014, and December 31, 2015, provided that the executive officer remains employed with us through each applicable vesting date. The options expire 10 years from date of grant.
(7)	These options were immediately vested on November 21, 2007, the consummation of our initial public offering. The options expire 10 years from the date of grant.
(8)	The market value of unvested stock awards is calculated by multiplying the number of unvested shares of restricted stock by $9.95, the Company’s closing stock price on December 31, 2013.

2013 OPTION EXERCISES AND STOCK VESTED

None of our named executive officers exercised stock options or had any stock awards vest during the year ended December 31, 2013.

2013 PENSION BENEFITS

None of our named executive officers participates in or has any account balance in qualified or nonqualified defined benefit plans sponsored by us.

2013 NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers participates in or has any account balance in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

Raja M. Parvez

We entered into an employment agreement with Raja Parvez, our president and chief executive officer, dated January 29, 2009. Mr. Parvez previously had an employment agreement with the Company that expired January 2, 2009. The terms of Mr. Parvez’s current agreement are as follows:

Term.    The term of the agreement commenced on January 1, 2009 and shall expire no less than 60 days following the date on which the Company or Mr. Parvez provides notice of termination or resignation to the other party.

Compensation.    Under the terms of the agreement, Mr. Parvez is entitled to an annual base salary of $427,500, subject to annual review and adjustment, and an annual discretionary bonus of up to $175,000 based upon the achievement of certain business objectives. Mr. Parvez’s actual salary and bonus for 2013 are shown in the “Summary Compensation Table” above. The agreement also provides for the grant of an option to purchase 300,000 shares of common stock of the Company, which option was granted on February 27, 2009 (the “Parvez Options”) at an exercise price of $4.01 per share. Subject to certain exceptions, the Parvez Options are subject to the Company’s standard terms and conditions for stock option grants under the 2007 Plan.

Severance terms.    In the event that Mr. Parvez’s employment is terminated by us without “cause” or if he resigns for “good reason,” he will be entitled to receive a severance payment equal to his annual base salary in effect at that time, payable 50% on the termination date and 50% on the six month anniversary of the termination date, and health and welfare benefits for a period of 12 months after his termination date. Furthermore, the vesting of the Parvez Options will be accelerated by rounding up to the full vesting year, provided that Mr. Parvez delivers a release of claims to the Company. For purposes of the agreement, (i) “cause” generally is defined as Mr. Parvez’s willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of his position, other than a failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the Board of Directors and a specified cure period of not less than 30 days; and (ii) “good reason” generally is defined as a material reduction in base salary or a material diminution in benefits; substantial diminution in Mr. Parvez’s duties, responsibilities or title; or relocation for a period of greater than six consecutive months greater than 100 miles from the Chicago metropolitan area, in each case if uncured 60 days after written notice of the condition is delivered to us by Mr. Parvez. Mr. Parvez’s employment agreement provides further that if, within two years after a change in control of the Company, the Company terminates Mr. Parvez without “cause” or he resigns for “good reason,” he will be entitled to the benefits described above, except that he will receive a lump sum severance payment equal to two times his annual base salary and maximum annual bonus amount in effect at that time and all of Mr. Parvez’s options will immediately vest.

Restrictive covenants.    Mr. Parvez’s agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Parvez. These restrictions survive for a period of 12 months after Mr. Parvez’s resignation or termination; and, in the event of a breach of his employment agreement by Mr. Parvez, the period automatically will be extended by the period of the breach.

William F. Weissman

We entered into an employment agreement with Mr. Weissman, our chief financial officer, effective as of July 30, 2007. The key terms of the agreement are summarized below.

Term.    The term of the agreement commenced on July 30, 2007 and expires on June 30, 2008, subject to automatic one-year extensions unless either party provides the other with written notice of non-renewal at least 60 days prior to the end of the then-current term.

Compensation.    Under the terms of his agreement, Mr. Weissman was originally entitled to a 2007 annual base salary of $200,000 and an annual discretionary bonus targeted at 25% (now 40%) of his annual base salary. Mr. Weissman’s actual salary and bonus for 2013 are shown in the “Summary Compensation Table” above.

Severance terms.    In the event that Mr. Weissman’s employment agreement is terminated by us without “cause” or if he resigns for “good reason,” he will receive a continuation of his annual base salary for six months thereafter and certain of his options will become vested, provided that Mr. Weissman delivers a release of claims to the Company. In addition, he will receive a continuation of his medical and welfare benefits for a period of six months thereafter. If within one year after a change in control, we terminate Mr. Weissman without cause, he will be entitled to a lump sum payment equal to six months of his annual base salary in lieu of the salary continuation described above.

For purposes of Mr. Weissman’s agreement (i) “cause” generally is defined as willful misconduct materially and adversely affecting us; theft, fraud, embezzlement or similar behavior; indictment or conviction of a felony; or willfully failing to substantially perform the material duties of his position, other than failure resulting from incapacity due to physical or mental illness, following a demand for performance delivered by the Board of Directors and a specified cure period of not less than 10 days; and (ii) “good reason” generally is defined as a material reduction in base salary or benefits; substantial diminution in Mr. Weissman’s duties, responsibilities or title, if uncured by us within 30 days of receipt of notice from Mr. Weissman; or relocation for a period of greater than six consecutive months greater than 100 miles from the Chicago metropolitan area.

Restrictive covenants.    Mr. Weissman’s agreement contains customary non-competition and non-solicitation covenants on the part of Mr. Weissman. These restrictions survive for a period of 12 months after Mr. Weissman’s resignation or termination, and in the event of a breach of his employment agreement, the period is automatically extended by the period of the breach.

Amendments of Employment Agreement.    In January 2009, the Company and Mr. Weissman entered into a first amendment (the “First Amendment”) of Mr. Weissman’s employment agreement. Under the First Amendment, Mr. Weissman received an option to purchase 100,000 shares of common stock of the Company on or about February 27, 2009 (the “Weissman Options”) at an exercise price determined in accordance with the 2007 Plan at the time of the grant. Subject to certain exceptions, the Weissman Options are subject to the Company’s standard terms and conditions for stock option grants under the 2007 Plan. Under the First Amendment, if Mr. Weissman is terminated without “cause” or he resigns for “good reason,” (i) the vesting of the Weissman Options will be accelerated by rounding up to the full vesting year and (ii) he will continue to be entitled to the severance benefits described under “—Severance terms” above, provided that Mr. Weissman delivers a release of claims to the Company.

In August 2009, the Company and Mr. Weissman entered into a second amendment (the “Second Amendment”) of Mr. Weissman’s employment agreement. Under the Second Amendment, if within two years following a change in control, the Company terminates Mr. Weissman without “cause” or he resigns for “good reason,” any unvested options under any than existing option agreements will become fully vested, provided that Mr. Weissman delivers a release of claims to the Company.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The table below shows the estimated amount of payments and benefits that we would provide to the named executive officers assuming that their employment was terminated as of December 31, 2013 by us without “cause,” including following a change in control, or by the officer with “good reason” (each as defined in the respective named executive officer’s employment agreement). The table also shows the estimated amount of benefits that we would provide upon the occurrence of a change in control as of December 31, 2013, if the named executive officer’s options were not assumed, or an equivalent right substituted, by the successor corporation.

	Cash Severance			Continuation of Medical and Welfare Benefits ($)	Accelerated Vesting of Equity Awards(1) ($)	Total Benefits ($)
	Salary Continuation ($)	Bonus ($)	Lump Sum ($)
Raja M. Parvez
Termination without cause	—	—	$479,041	$11,340	$404,983	$895,364
Termination for good reason	—	—	479,041	11,340	404,983	895,364
Termination following a change in control	—	—	958,081	11,340	404,983	1,374,404
Change in control(2)	—	—	—	—	404,983	404,983
William F. Weissman
Termination without cause	116,975	—	—	5,670	202,487	325,132
Termination for good reason	116,975	—	—	5,670	202,487	325,132
Termination following a change in control	—	—	116,975	5,670	202,487	325,132
Change in control(2)	—	—	—	—	202,487	202,487

(1)	The value of option vesting acceleration was calculated by multiplying the number of shares subject to each accelerated option by the difference between the fair market value of our common stock as of December 31, 2013 and the exercise price of the option. The value of restricted stock vesting acceleration was calculated by multiplying the number of accelerated restricted shares by the fair market value of our common stock as of December 31, 2013. The fair market value of our common stock as of December 31, 2013 was $9.95.
(2)	Assumes stock options are not assumed, or equivalent rights substituted, by the successor corporation.

EMPLOYEE BENEFIT PLANS

2007 Stock Incentive Plan

Our 2007 Stock Incentive Plan, or “2007 Plan,” was adopted by our Board of Directors and approved by our stockholders in August 2007. The 2007 Plan was further amended and restated, as adopted by our Compensation Committee in March 2011 and approved by our stockholders at the 2011 Annual Meeting of Stockholders, to (among other things) increase the maximum number of shares of our common stock with respect to which awards may be granted. Our 2007 Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend or terminate the 2007 Plan, provided such action does not impair the rights of any participant.

The 2007 Plan permits us to make grants of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporation’s employees, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, bonus shares, and dividend equivalents to our employees, directors and consultants and our parent and subsidiary corporation’s employees and consultants. These are referred to in the 2007 Plan as “awards.” No awards covering more than 300,000 shares of our common stock may be granted to any one individual during any single calendar year, except for calendar year 2009, when this limit was 600,000 shares (including awards that are denominated with reference to our common stock that may be payable in cash). In addition, the maximum amount of awards denominated in cash (including awards that are denominated in cash that may be payable in shares of our common stock) that may be granted to any one individual in any single year is $2,400,000.

At the 2011 Annual Meeting of Stockholders, our stockholders approved the amendment and restatement of the 2007 Plan, which increased the maximum number of shares of our common stock with respect to which awards may be granted under the 2007 Plan from 2,307,692 to 4,407,692. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Under certain circumstances, shares that are the subject of a previously-issued award can become available again for future grants under the 2007 Plan. As of December 31, 2013, awards with respect to 1,686,000 shares were outstanding under the 2007 Plan.

Plan Administration.    The 2007 Plan is administered by the Compensation Committee. The Board of Directors may appoint different committees to administer the 2007 Plan for different groups of persons eligible to receive awards.

Options.    Options to purchase our common stock may be granted under our 2007 Plan. The exercise price of options awarded under the 2007 Plan may not be less than the fair market value of our common stock on the date of the option grant. The term of each option may not exceed ten years from the date of grant. The Compensation Committee will specify in the option agreement at what time or times each option may be exercised, including the period of time after disability, death, or other termination of employment during which options that have become exercisable may be exercised.

To qualify as incentive stock options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Appreciation Rights.    Stock appreciation rights may be granted under our 2007 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The Compensation Committee determines the terms of the stock appreciation rights granted, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted Stock.    Restricted stock may be granted under our 2007 Plan. Restricted stock awards are shares of our common stock issued to an employee or other service provider that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares of restricted stock granted to any employee or other service provider. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate and may grant restricted stock without requiring the payment of any purchase price. For example, the Compensation Committee may set restrictions based on continuous employment and (or) the achievement of specific performance goals. However, restricted stock that vests solely based on employment and the passage of time may not fully vest less than three years from the grant date, and restricted stock that vests solely based on the achievement of performance factors or other performance conditions may not fully vest less than one year from the grant date, unless the Compensation Committee determines that the vesting of a restricted stock award may be accelerated in the event of the recipient’s death, disability, retirement or involuntary termination or a change in control. Shares of restricted stock that do not vest are forfeited. Except as otherwise provided in the applicable restricted stock agreement, the recipient of a restricted stock award has all the rights of a stockholder of our common stock, including the right to vote shares and the right to receive any cash dividends.

Restricted Stock Units.    Our 2007 Plan also permits us to grant restricted stock units. A restricted stock unit is a contingent right to receive a share of our common stock in the future in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares of restricted stock granted to any employee or other service provider and the conditions under which the restricted stock units will vest. The Compensation Committee may impose vesting conditions based on continuous employment and (or) the achievement of specific performance goals. However, restricted stock units that vest solely based on employment and the passage of time may not fully vest less than three years from the grant date, and restricted stock units that vest solely based on the achievement of performance factors or other performance conditions may not fully vest less than one year from the grant date, unless the Compensation Committee determines that the vesting of restricted stock units may be accelerated in the event of the recipient’s death, disability, retirement or involuntary termination or a change in control. Restricted stock units that do not vest are forfeited.

Performance Awards.    Our 2007 Plan also permits us to grant performance awards. A performance award is a right to receive a payment that is contingent upon the attainment of one or more performance objectives established by the Compensation Committee for a performance period. A performance award may be denominated in cash or in shares of our common stock. The Compensation Committee will determine the number of performance awards granted to any employee or other service provider, the length of the performance period, the performance objectives, the formula for determining the amount earned under the performance award, any related forfeiture conditions, and any other terms and conditions that it determines to establish.

Bonus Shares.    Our 2007 Plan also permits us to grant bonus shares. A bonus share is a grant of common stock to an employee, director or consultant without any payment from the recipient and without any restrictions, in recognition of past performance or as an incentive to become an employee or to provide services to us or any of our subsidiaries.

Repricing.    The Compensation Committee is prohibited from repricing any option or stock appreciation right without the prior approval of the Company’s stockholders. The prohibition applies to the lowering of the exercise price following the grant date, and the cancellation of an option or stock appreciation right at a time when the exercise price exceeds the fair market value of the underlying shares in exchange for cash or another award (unless the cancellation and exchange occurs in connection with a change in control). In addition, the Company may not offer to buy out any option or stock appreciation right in exchange for cash or shares at a time when the exercise price exceeds the fair market value of the underlying shares.

Change in Control.    The 2007 Plan provides that in the event of our change in control, as defined in the 2007 Plan, each outstanding award will be treated as the Compensation Committee determines, including that the successor corporation or its parent or subsidiary may be required to assume or substitute an equivalent award for each outstanding award. The Compensation Committee is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the award recipient will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for performance awards will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met. If an option or stock appreciation right is not assumed or substituted, the Compensation Committee will provide notice to the award recipient that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Compensation Committee in its discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Section 162(m) Awards and Other Awards.    Under Section 162(m), in order for compensation in excess of $1 million paid in any year to certain executive officers to be deductible by the Company, such compensation must qualify as “performance-based.” The 2007 Plan allows the Compensation Committee to make awards that would be performance-based for purposes of exemption from the limitations of Section 162(m). Nothing precludes the Compensation Committee from making any payments or granting any awards that do not qualify for tax deductibility under Section 162(m).

2001 Equity Plan

Our 2001 Equity Plan, or “2001 Plan,” was adopted by our Board of Directors on July 30, 2001 and approved by our stockholders on August 2, 2001. Our Board of Directors determined not to grant any additional awards under the 2001 Plan after the completion of our initial public offering on November 21, 2007. As of December 31, 2013, options to purchase 286,006 shares of our common stock were issued and outstanding under the 2001 Plan. The 2001 Plan permitted us to make grants of incentive stock options, non-qualified stock options, and stock purchase rights. No stock purchase rights were ever granted under the 2001 Plan. The 2001 Plan automatically terminated according to its terms in 2011; however, the 2001 Plan (further described below) continues to govern the terms and conditions of the outstanding awards granted under it.

Administrative committee.    The administrator of our 2001 Plan is either the Board of Directors or any of its committees or any delegate of the board or of the committee appointed by the Board of Directors. The 2001 Plan may be administered by different committees for different groups of persons eligible to receive awards.

Options.    The exercise price of incentive stock options awarded under the 2001 Plan was not less than the fair market value of our common stock on the date of the option grant. The term of each option could not exceed ten years from the date of grant. The committee specified in the option agreement at what time or times each option could be exercised, including the period of time after disability, death, or other termination of employment during which options that become exercisable could be exercised.

Dissolution, liquidation, merger, reorganization or sale.    Our 2001 Plan provided for the following in the event of a dissolution, merger, reorganization or sale:

•

In the event of any proposed dissolution or liquidation, the administrator may provide holders of outstanding options with a 10-day period in which to exercise all outstanding options and may provide for the lapse of any Company repurchase option right.

•

In the event of any merger, consolidation or similar reorganization in which the outstanding options and stock purchase rights will not be assumed or an equivalent option or right is not substituted by the successor entity, the options and stock purchase rights will fully vest and become exercisable for a period of 15 days, after which, the unexercised options and stock purchase rights will terminate.

LIMITATION ON LIABILITY AND INDEMNITY

Our amended and restated certificate of incorporation contains provisions that limit or eliminate the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements and intend to continue to enter into agreements to indemnify our executive officers and directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding for which indemnification is available. We believe these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

PROPOSAL 2:

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) to serve as the Company’s independent auditors for the fiscal year ending December 31, 2014 and is submitting this matter to the stockholders for their ratification. Grant Thornton has served as the Company’s independent auditors since 2002. One or more representatives of Grant Thornton will be present at the Annual Meeting to make a statement if they desire to do so and to be available to respond to appropriate questions that may be asked by stockholders.

In the event the proposal to ratify the selection of Grant Thornton is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next fiscal year ending December 31, 2015. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for the fiscal year ending December 31, 2014 to stand unless the Board of Directors finds other reasons for making a change.

Audit Fees

The aggregate fees billed by Grant Thornton for audit services (audit of the Company’s annual financial statements, reviews of the Company’s interim unaudited financial statements, and assistance with and review of SEC filings) for fiscal 2013 and fiscal 2012 were $349,561 and $306,914, respectively.

Audit-Related Fees

There were no audit-related fees billed by Grant Thornton in fiscal 2013 or fiscal 2012.

Tax Fees

The aggregate fees billed by Grant Thornton in fiscal 2013 and fiscal 2012 for tax planning services were $28,250 and $15,500, respectively.

All Other Fees

There were no other fees billed by Grant Thornton in fiscal 2013 or fiscal 2012 for any other services.

Pre-Approval Policy and Procedures

In accordance with provisions of the Sarbanes-Oxley Act of 2002, the Audit Committee pre-approves all audit and non-audit services provided to the Company by its independent auditors.

Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Grant Thornton LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2014.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is a non-binding vote to approve the compensation of the Company’s Named Executive Officers (“NEOs”), as described under “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Compensation Risks” on page 21. At our 2011 Annual Meeting of Stockholders, our stockholders approved a three-year frequency for the stockholder advisory vote to approve executive compensation. Following the Annual Meeting of Stockholders, the next stockholder advisory vote to approve our executive compensation will be held at our 2017 Annual Meeting of Stockholders.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests. For a more detailed discussion of the Company’s executive compensation programs, see “Compensation Discussion and Analysis.” The Compensation Committee believes the Company’s executive compensation programs have been effective at incentivizing the achievement of improved financial performance and returns to stockholders.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Rubicon Technology, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described under “Compensation Discussion and Analysis,” the tabular disclosure regarding such compensation and the accompanying narrative disclosure, set forth in the Company’s proxy statement relating to the 2014 Annual Meeting of Stockholders.

While this advisory vote on executive compensation is not binding on the Board of Directors, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

Advisory approval of this resolution requires the affirmative vote of the majority of shares present in person or represented by proxy at our Annual Meeting and entitled to vote.

Our Board of Directors recommends that you vote “FOR” the resolution approving the compensation of the Company’s Named Executive Officers, as described in “Compensation Discussion and Analysis” and the related tabular and narrative disclosure, set forth in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

Unless otherwise noted, the following table sets forth, as of April 29, 2014, the beneficial ownership of our common stock by:

•	each person that is a beneficial owner of 5% of more of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors, including the director nominees; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 29, 2014 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 26,156,757 shares of common stock outstanding as of April 29, 2014. Unless otherwise indicated in the footnotes below, the address for each beneficial owner is c/o Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

	Shares beneficially owned
Name of beneficial owner	Number	Percent
5% stockholders:
Massachusetts Financial Services Company(1)	2,932,493	11.2%
The Co-Investment 2000 Fund, L.P.(2)(3) and Cross Atlantic Technology Fund II, L.P.(2)(4)	2,523,027	9.5%
Royce & Associates, LLC(5)	1,879,642	7.2%
BlackRock, Inc.(6)	1,658,104	6.3%
FMR LLC(7)	1,527,617	5.8%

Executive officers and directors:
Raja M. Parvez(8)	703,001	2.6%
William F. Weissman(9)	289,371	1.1%
Don N. Aquilano(10)	47,374	* %
Donald R. Caldwell(11)	2,530,127	9.6%
Michael E. Mikolajczyk(12)	134,654	* %
Raymond J. Spencer(13)	43,332	* %

All executive officers and directors as a group (6 persons)(14)	3,747,859	13.4%

*	Represents less than 1% of the outstanding shares of common stock.

(1)

The ownership information set forth in the table is based on information contained in a statement on Schedule 13G (the “MFS 13G”), filed on February 14, 2014, with the SEC by Massachusetts Financial Services Company (“MFS”) with respect to ownership of shares of our common stock. The MFS 13G reflects that the shares reported therein are beneficially owned by MFS and/or certain other non-reporting entities and that, accordingly, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. The interest of one entity, the MFS New Discovery Fund, a series of MFS Series Trust I (an investment company registered under the Investment Company Act of 1940), in our common stock totaled 1,528,437 shares. The address of MFS is 111 Huntington Avenue, Boston, Massachusetts 02199.
(2)	Cross Atlantic Technology Fund II, L.P. (“Cross Atlantic Technology Fund II”) and The Co-Investment 2000 Fund, L.P. (the “Co-Investment Fund”) are limited partnerships in the business of venture capital investing. Each of these funds has appointed Cross Atlantic Capital Partners, Inc. as its investment manager. Donald R. Caldwell, a member of our Board of Directors, is a director of and owns 100% of Cross Atlantic Capital Partners, Inc. The address for each of these entities is Five Radnor Corporate Center, Suite 555, 100 Matsonford Road, Radnor, Pennsylvania 19087. Includes options to purchase 17,587 shares of common stock, which are exercisable within 60 days of April 29, 2014, 16,776 shares of common stock and 2,987 shares of restricted stock that are held by Donald R. Caldwell for the benefit of Cross-Atlantic Technology Fund II and the Co-Investment Fund as credit against the management fees owed by such entities to Cross Atlantic Capital Partners, Inc.
(3)	Includes 1,170,153 shares of common stock and immediately exercisable warrants to purchase 139,823 shares of common stock beneficially owned by The Co-Investment Fund. The general partner of The Co-Investment Fund is Co-Invest Management, L.P. (“Co-Invest Management”). Co-Invest Capital Partners, Inc. (“Co-Invest Capital”) is the general partner of Co-Invest Management. Mr. Caldwell is a stockholder, director and officer of Co-Invest Capital. Brian Adamsky and Frederick Tecce are officers of Co-Invest Capital and Messrs. Caldwell and Tecce are sometimes identified as managing directors of The Co-Investment Fund. Messrs. Caldwell, Adamsky and Tecce may be deemed to share voting and investment power with respect to all shares held by The Co-Investment Fund.
(4)	Includes 1,047,698 shares of common stock and immediately exercisable warrants to purchase 128,003 shares of common stock beneficially owned by Cross Atlantic Technology Fund II. XATF Management II, L.P. (“XATF Management II”) is the general partner of Cross Atlantic Technology Fund II. Cross Atlantic Capital Partners II, Inc. is the general partner of XATF Management II. Mr. Caldwell is a director, stockholder and officer of Cross Atlantic Capital Partners II. Messrs. Adamsky and Tecce are officers of Cross Atlantic Capital Partners II, and together with Mr. Caldwell, are sometimes identified as managing directors of Cross Atlantic Technology Fund II and may be deemed to share voting and investment power with respect to all shares held by Cross Atlantic Technology Fund II.
(5)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G (the “Royce 13G”), filed on January 13, 2014, with the SEC by Royce & Associates, LLC with respect to ownership of shares of our common stock. The Royce 13G reflects that Royce & Associates, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive power with respect to 1,879,642 shares of our outstanding common stock as a result of Royce & Associates, LLC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.
(6)

The ownership information set forth in the table is based on information contained in a statement on Form 13G/A, filed on January 30, 2014 (the “BRI 13G”), with the SEC by BlackRock, Inc. with respect to ownership of shares of our common stock. The BRI 13G reflects that BlackRock, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole dispositive power with respect to 1,658,104 shares of our outstanding common stock as a result of BlackRock, Inc. acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(7)

The ownership information set forth in the table is based on information contained in a statement on Schedule 13G (the “FMR 13G”), filed on February 14, 2014 with the SEC by FMR LLC (“FMR”) with respect to ownership of shares of our common stock. The FMR 13G reflects that FMR beneficially owned 1,527,617 shares and had the sole power to dispose or direct the disposition of all such shares. In addition, the FMR 13G reflects that: (i) Fidelity Management and Research Company (“Fidelity”), a wholly owned subsidiary of FMR, is the beneficial owner of 610,999 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940;

(ii) Fidelity SelectCo, LLC (“SelectCo”), a wholly owned subsidiary of FMR, is the beneficial owner of 916,618 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; and (iii) Edward C. Johnson 3d, Chairman of FMR, and FMR, through its control of Fidelity and SelectCo, each has the sole power to dispose of 610,999 and 916,618 shares held by Fidelity and SelectCo, respectively. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.
(8)	Includes options to purchase 669,634 shares of common stock, which are exercisable within 60 days of April 29, 2014 and 2,000 shares of common stock owned by the Raja M. Parvez Trust dtd 11/14/2008. Also includes 31,367 of restricted common stock that will vest in three equal installments on each of June 30, 2014, December 31, 2014 and December 31, 2015 provided that Mr. Parvez remains employed with the Company through each applicable vesting date.
(9)	Includes 2,000 shares of common stock and options to purchase 271,688 shares of common stock, which are exercisable within 60 days of April 29, 2014. Also includes 15,683 of restricted common stock that will vest in three equal installments on each of June 30, 2014, December 31, 2014 and December 31, 2015 provided that Mr. Weissman remains employed with the Company through each applicable vesting date.
(10)	Includes 21,183 shares of common stock, 8,621 shares of restricted common stock and options to purchase 17,570 shares of common stock, which are exercisable within 60 days of April 29, 2014.
(11)	Includes 23,876 shares of common stock, 2,987 shares of restricted common stock and options to purchase 17,587 shares of common stock, which are exercisable within 60 days of April 29, 2014, owned by Mr. Caldwell. Also includes 2,217,851 shares of common stock and immediately exercisable warrants to purchase 267,826 shares of common stock beneficially owned by Cross Atlantic Technology Fund II, L.P. and The Co-Investment Fund 2000 L.P. See footnotes (2) through (4) above for a description of the relationship among Mr. Caldwell and Cross Atlantic Technology Fund II, L.P. and The Co-Investment Fund 2000 L.P.
(12)	Includes 109,856 shares of common stock, 4,692 shares of restricted common stock and options to purchase 19,491 shares of common stock, which are exercisable within 60 days of April 29, 2014. Also includes 615 options to purchase shares of common stock, which are exercisable within 60 days of April 29, 2014, held by his son, Mark Mikolajczyk. Michael Mikolajczyk disclaims beneficial ownership of the shares underlying the common stock option held by Mark Mikolajczyk.
(13)	Includes 22,099 shares of common stock, 4,645 shares of restricted common stock and options to purchase 16,588 shares of common stock, which are exercisable within 60 days of April 29, 2013.
(14)	Includes 2,398,865 shares of common stock, 67,995 shares of restricted common stock, warrants to purchase 267,826 shares of our common stock, which are exercisable within 60 days of April 29, 2014, and options to purchase 1,013,173 shares of our common stock, which are exercisable within 60 days of April 29, 2014, beneficially owned by our named executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to provide us copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our common stock were made timely during the fiscal year ended December 31, 2013, except that grants of common stock made on September 30, 2013 to each of Messrs. Aquilano, Spencer and Mikolajczyk were inadvertently reported late on Form 4s filed on October 9, 2013.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures for Review, Approval or Ratification

We recognize that transactions between Rubicon and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Ethics which is administered by our Audit Committee. All employees and members of our Board of Directors agree to be bound by the Code of Ethics. As a supplement to the Code of Ethics, the Audit Committee adopted a policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which we are a party and in which a “related person” has a material interest. Related persons include our directors, director nominees, executive officers, beneficial owners of 5% or more of any class of our voting securities and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or beneficial owner of less than 10% of the equity interests in that other company and (ii) certain compensation arrangements that have either been disclosed in our public filings with the SEC or approved by our Compensation Committee.

We collect information about potential related party transactions in our annual questionnaires completed by directors, executive officers and certain beneficial owners of 5% or more of any class of our voting securities. Potential related party transactions are first reviewed and assessed by our corporate secretary to consider the materiality of the transactions and then reported to the Audit Committee. If a related party transaction is identified during the year, it is reported promptly to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, our best interests and those of our stockholders and is in compliance with the Code of Ethics.

We did not have any related party transactions during 2013.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the Proxy Statement

Any proposal that a stockholder intends to present for action at the 2015 Annual Meeting of Stockholders (“2015 Annual Meeting”) must be received by the Company no later than January 15, 2015, in order for the proposal to be included in the proxy statement and form of proxy for the 2015 Annual Meeting. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder. Such proposals should be sent to William F. Weissman, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

Other Stockholder Proposals and Nominations

Our bylaws prescribe the procedures that a stockholder must follow to nominate persons for election to the Board of Directors at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in our proxy statement for such meeting). Any nomination or proposed business that is not made in accordance with these procedures will be disregarded. The following summary of these procedures is qualified by reference to our bylaws, a copy of which may be obtained, without charge, from William F. Weissman, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

A stockholder who intends to nominate a director for election or bring other business before the 2015 Annual Meeting must deliver timely written notice thereof to William F. Weissman, our Secretary, at the address shown above and must be a Stockholder of Record at the time notice is delivered. To be timely, the notice must be delivered not later than April 26, 2015 and not earlier than March 27, 2015 unless the date of the 2015 Annual Meeting is more than 30 days before or more than 60 days after June 25, 2015, in which case notice must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting.

Any such notice must contain the information specified in the bylaws regarding the stockholder giving the notice and, as applicable, each person whom the stockholder wishes to nominate for election as a director and the other business proposed to be brought before the 2015 Annual Meeting.

With respect to stockholder proposals not included in the Company’s proxy statement for the 2015 Annual Meeting, the persons named in the Board of Directors’ proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act, including with respect to proposals not received by the Company within a reasonable time before the mailing of the proxy statement for the 2015 Annual Meeting.

“Householding” of Proxy Materials

We have delivered only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, Proxy Materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to: William F. Weissman, Secretary, Rubicon Technology, Inc., 900 East Green Street, Bensenville, Illinois 60106.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO WILLIAM F. WEISSMAN, SECRETARY, RUBICON TECHNOLOGY, INC., 900 EAST GREEN STREET, BENSENVILLE, ILLINOIS 60106.

April 30, 2014	By Order of the Board of Directors,
William F. Weissman Secretary

RUBICON TECHNOLOGY, INC. 900 E. GREEN STREET, UNIT A BENSENVILLE, IL 60106

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M75419-P53087 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RUBICON TECHNOLOGY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees:
01)	Raja M. Parvez
02)	Raymond J. Spencer

The Board of Directors recommends you vote FOR proposals 2 and 3:				For	Against	Abstain

2.	Ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.			☐	☐	☐

3.	Advisory approval of the compensation of the Company’s Named Executive Officers, as described in the proxy statement.			☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

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M75420-P53087

RUBICON TECHNOLOGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Raja M. Parvez and William F. Weissman, and each of them, proxies with full power of substitution, to vote the shares of Common Stock of Rubicon Technology, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 25, 2014 or any adjournments thereof, and to have all powers that the undersigned would have if personally present.

Shares represented by this proxy will be voted as directed by the stockholder. If no directions are given, the proxies will have authority to vote FOR item 1 (election of directors), FOR item 2 (ratification of selection of independent registered public accounting firm) and FOR item 3 (advisory approval of executive compensation).

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side